Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Tim Deighton	List Underwood
Corporate Communications	Investor Relations
(205) 264-4551	(205) 801-0265

Regions Financial Corporation Names John C. Carson, Jr.,

Chief Executive Officer of Morgan Keegan & Company

R. Patrick Kruczek Named President and Chief Operating Officer

President and CEO Doug Edwards to Retire in April

BIRMINGHAM, Ala., February 27, 2008 — Regions Financial Corporation (NYSE: RF) today announced that it has named John C. Carson, Jr., 51, as chief executive officer of Morgan Keegan & Company, its full-service brokerage and investment banking subsidiary. The company also named R. Patrick Kruczek, 43, as president and chief operating officer. Carson will report to Grayson Hall, senior executive vice president, General Banking. Doug Edwards, Morgan Keegan’s President and CEO, will retire in April following 30 years of service to the company.

“We are pleased to have two remarkably talented individuals within Morgan Keegan to lead us into the future,” said Hall. “Both John and Patrick have demonstrated strong leadership and have been instrumental in Morgan Keegan’s growth. Morgan Keegan is a strong complement with the Regions business and will continue to play a critical strategic role in how we serve our customers. We thank Doug for his sterling contributions to the company and wish him well in the next chapter of his life.”

Carson joined Morgan Keegan in 1994 as president of Fixed Income Capital Markets and as an executive managing director of the firm. In this role, he oversaw all fixed income business functions, including Sales, Trading, Research and Banking. He has held progressive financial services management positions at Chase Manhattan Bank in New York and Caracas, Venezuela, Morgan Stanley & Co., and Security Pacific. Carson earned a double major in International Economics and History at Dartmouth College, followed by graduate study and a Master of Business Administration from Harvard Business School. He holds the following professional designations: Registered Securities Representative, Uniform Securities Agent State Law, Equity Trader Qualification, and General Securities Principal.

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Regions Financial Corporation Post Office Box 11007 Birmingham, AL 35288

Kruczek was named chief administrative officer of Morgan Keegan in 2006 with responsibility for operations, technology and human resources. He joined the firm in 1993 as an investment banker. He has held several positions in the Equity Capital Markets division, including institutional sales manager, co-director of the syndicate department, and chief operating officer and director of Equity Research. A certified public accountant, Kruczek earned a Bachelor of Business Administration from the University of Notre Dame and an Master of Business Administration from the University of Tennessee.

“Morgan Keegan has a tremendous franchise, and I am honored to be given the opportunity to lead it. It will be an exciting challenge to take part in the creation of the new Regions as we continue to leverage our strengths in serving our customers,” said Carson. “It is hard to overstate Doug’s contributions to the firm, from top salesman to head of fixed income capital markets to CEO delivering six straight record years. I am honored to follow in his footsteps.”

Edwards, 56, joined Morgan Keegan in 1978 and has held progressive management positions throughout his career with the firm. He will retire from the company in April, ensuring a smooth transition of leadership.

“After 32 years in the securities industry, I look forward to opening the next chapter of my life,” said Edwards. “Morgan Keegan has been a wonderful company. I built a long career here and am proud of the accomplishments we’ve achieved over the years. I look forward to watching Morgan Keegan become even stronger in the years ahead.”

“Today’s leadership changes are a testament to the depth and strength of the Morgan Keegan team,” said Allen Morgan, chairman emeritus of Morgan Keegan. “Both John and Patrick are long-term leaders who are committed to the vision of Morgan Keegan and will continue to lead and grow the company in the same spirit as Doug.”

About Morgan Keegan & Company, Inc.

Morgan Keegan & Company, Inc., one of the nation’s largest regional full-service brokerage and investment banking firms, is the securities brokerage subsidiary of Regions Financial Corporation. Headquartered in Memphis, Tenn., Morgan Keegan has over 400 offices in 19 states. Additional information about Morgan Keegan can be found at www.morgankeegan.com.

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About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $141 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates almost 2,000 banking offices and nearly 2,500 ATMs. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from more than 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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